Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.333-126277 on Form S-8 of Columbia Equity Trust, Inc. dated June 30, 2005 of our report dated November 2, 2005 with respect to the statement of revenues and certain expenses for the year ended December 31, 2004 for the property known as 14700 Lee Road.

/s/ Deloitte & Touche LLP
McLean, Virginia
November 4, 2005